POLICY #5004

Exhibit 19.1
TRADING OF SECURITIES

GENERAL PURPOSE

To promote prudent individual trading practices and minimize the risk of inadvertent securities law violations by MPC’s Directors, Officers, Covered Employees (as defined below) and other employees that could damage the reputation of Marathon Petroleum Corporation (“MPC”) and its consolidated subsidiaries (the “MPC Group”) or subject the MPC Group or MPC’s Directors, Officers or others to civil or criminal liability.

POLICY DEFINITIONS:

Blackout Period. A Blackout Period is generally the period beginning on the fifteenth (15th) day of the last month of each calendar quarter and ending at the close of business on the first (1st) business day following the day of the public release of MPC’s quarterly financial results. By way of illustration, if MPC releases its quarterly financial results before the market opens on a Monday, the Blackout Period would extend through Tuesday of that same week. A Blackout Period may be extended or modified for certain or all individuals subject to this Policy at the discretion of the Chief Legal Officer and Corporate Secretary or his or her designee.

Covered Employee. A Covered Employee is any employee identified, through consultation among the Chief Legal Officer and Corporate Secretary or his or her designee and various Officers, as to an employee who should be subject to Blackout Periods under this Policy.

Exchange Act. The Exchange Act references the Securities Exchange Act of 1934.

Executive Officer. An Executive Officer is a person designated by the Board of Directors from time to time as a “Section 16 officer” and /or as an “executive officer” as that term is defined in Rule 3b-7 of the Exchange Act.

Material Information. Information is “Material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision or if it would significantly alter the total mix of information available to the investing public. Positive or negative information that could reasonably be expected to have a substantial effect on the price of MPC securities should be considered Material for purposes of this Policy. In considering materiality, information not disclosed in connection with the release of quarterly financial results but that is expected to be disclosed in the subsequent Form 10-Q or Form 10-K should be evaluated. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to compile an exhaustive list, information concerning any of the following items should be reviewed carefully to determine whether such information is Material:

•Undisclosed quarterly earnings, including estimates of future earnings

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•Significant mergers, acquisitions, divestitures, tender offers, joint ventures or changes in assets
•Significant developments regarding customers or suppliers (including the acquisition or loss of an important contract)
•Significant information regarding operations
•Significant expansion plans or other developments in the deployment of assets
•The introduction of significant new product lines
•Changes in control
•Changes in the composition of the MPC Board of Directors or senior management
•Changes in compensation policies
•A change in auditors or auditor notification that the company may no longer rely on an audit report
•Financings and other events regarding MPC securities (e.g., dividend matters, defaults on debt securities, and public or private sales of additional equity securities)
•Significant litigation
•Significant disruptions in information systems or cybersecurity incidents
•Bankruptcy, corporate restructuring or receivership

Questions regarding whether or not information constitutes Material Nonpublic Information should be directed to the Chief Legal Officer and Corporate Secretary or his or her designee.

Nonpublic Information. Information is “Nonpublic” if it has not been previously disclosed or made available to the public by means of a press release, SEC filing or other media providing for broad public access.

Preclearance Period. A Preclearance Period is any time not within a Blackout Period.

Rule 10b5-1. Rule 10b5-1 references Rule 10b5-1 promulgated by the SEC under the Exchange Act.

SEC. The SEC references the Securities and Exchange Commission.

10b5-1 Trading Plan. A 10b5-1 Trading Plan is a plan for personal securities trading activity designed to comply with the provisions of Rule 10b5-1 promulgated under the Exchange Act to provide an affirmative defense to insider trading liability for anyone who sells or purchases stock or other securities at a time when they are in possession of Material Nonpublic Information, provided that certain conditions are met.

POLICY STATEMENT

A.Applicability of Policy

This Policy applies to the personal conduct and personal trading activity of MPC’s Directors, Officers, Covered Employees and all other employees. This Policy covers personal trading activity in all types of securities (including common and preferred stock, debt securities and derivative securities) of MPC and,

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where noted, to the securities of other companies. Securities trading activity by and on behalf of the company is subject to the oversight of company management pursuant to guidelines and procedures it may adopt from time to time, but is not subject to this Policy. All personal purchases, sales and other transactions involving securities, including gifts, are subject to this Policy, including but not limited to the following:

1.Open market purchases and sales, including sales of MPC securities acquired pursuant to the exercise of a stock option.

2.Stock option exercises.

3.    Purchases and sales of MPC securities within a company sponsored thrift plan (such as a 401(k)) other than regular periodic purchases made pursuant to standing instructions established in accordance with Section F of this Policy.

4.    Purchases and sales of MPC securities under any non-qualified excess benefit plan, including without limitation, deferred compensation plans.

B.Compliance with the Law

MPC Directors, Officers, Covered Employees and all other employees shall comply with all laws and regulations related to trading securities and nothing in this Policy shall be construed as a modification of any individual’s obligations to comply with applicable law, including reporting obligations and liability under Section 16 of the Exchange Act.

C.Prohibited Transactions and Tipping

1.No Purchase, Sale or Gift while in Possession of Material Nonpublic Information. No MPC Director, Officer, Covered Employee or other employee may purchase, sell, gift or conduct any transaction in securities while he or she possesses Material Nonpublic Information regarding such securities or the company such securities represent. This prohibition applies to MPC securities, as well as to the securities of any MPC subsidiary, supplier, customer, partner, joint venturer, acquisition or divestiture target or other entity about which an MPC Director, Officer, Covered Employee or other employee obtains Material Nonpublic Information in the course of his or her employment or other position with the company. This prohibition does not apply to regular periodic purchases of MPC common stock pursuant to standing instructions established in a pre-arranged trading plan as referenced in Section F in this Policy; provided that such instructions may not be established or modified while the plan participant is in possession of Material Nonpublic Information.

2.    Tipping. No MPC Director, Officer, Covered Employee or other employee shall disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her benefit by trading in the securities of MPC or other entity to which such information relates. The disclosure of Material Nonpublic Information

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internally for business purposes, and between parties subject to this Policy, does not amount to “tipping.”
3.    No Derivative Securities or Hedging Transactions. No MPC Director, Officer or Covered Employee may purchase or sell any financial instrument, including but not limited to put or call options, the price of which is affected in whole or in part by changes in the price of MPC securities, unless such financial instrument was issued by the company to such MPC Director, Officer or Covered Employee. No MPC Director, Officer or Covered Employee may participate in any hedging transaction related to MPC securities.

4.    No Pledge of Company Securities. No MPC Director, Officer or Covered Employee may pledge or create a security interest in any MPC securities that he or she holds.

D.Blackout and Preclearance Periods

1.Blackout Period. During a Blackout Period, no MPC Director, Officer or Covered Employee may purchase, sell, gift or conduct any transaction in MPC securities except as provided in Section F of this Policy.

2.    Preclearance Period. During a Preclearance Period, no MPC Director or Officer may purchase, sell, gift or conduct any transaction in MPC securities without obtaining prior approval from the Chief Legal Officer and Corporate Secretary or his or her designee. The Chief Legal Officer and Corporate Secretary may establish procedures applicable to transactions in MPC securities by Covered Employees during a Preclearance Period, but transactions in MPC securities by such Covered Employees are not, as a matter of course, subject to prior approval.

3.    Post-Affiliation Transactions. An MPC Director, Officer or Covered Employee who retires or otherwise ceases to be affiliated with the company during a Blackout Period shall continue to be covered by this Policy until the end of such Blackout Period. In addition, an MPC Director or Officer who is a reporting person pursuant to Section 16 of the Exchange Act and who retires or otherwise ceases to be employed by, or serve on the MPC Board of Directors of, the company shall continue to obtain prior approval from the Chief Legal Officer and Corporate Secretary or his or her designee for purchases, sales, gifts or conducting any transactions in any MPC security for a period of six months following the date of such retirement or departure.

E.Covered Employees

The Chief Legal Officer and Corporate Secretary or his or her designee shall notify in writing each employee identified as a Covered Employee and shall also notify in writing each employee who ceases to be identified as a Covered Employee.

F.Pre-arranged Trading and Stock Option Exercise and Hold

1.Thrift Plans. Regular periodic purchases of MPC common stock in a company sponsored thrift plan (such as a 401(k)) pursuant to standing instructions to the administrator of such plan are permitted;

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provided, however, that such instructions may not be established or terminated by an MPC Director, Officer or Covered Employee during a Blackout Period or by any other employee while in possession of Material Nonpublic Information.

2. 10b5-1 Trading Plans. Any person subject to this Policy may enter into a 10b5-1 Trading Plan, in which case, restrictions on trading otherwise applicable under this Policy will not apply to the extent transactions are executed in compliance with such plan and applicable law. The compliance of any 10b5-1 Trading Plan with applicable law is the responsibility of the person entering into such 10b5-1 Trading Plan. Guidelines applicable to 10b5-1 Trading Plans are set forth in the Exhibit A attached to this Policy.

3.Stock Option Exercise and Hold. Stock options may be exercised with the stock acquired through such exercise held by the applicable MPC Officer, Covered Employee or other employee at any time; provided, however, that the sale of stock acquired through such exercise is subject to the same restrictions set forth in this Policy as to other securities sales transactions.

POLICY APPLICATION

This Policy applies to MPC and those entities within the MPC Group that have adopted it. Further, the substance of this Policy, appropriately adapted for the conditions involved, is recommended for adoption by MPC affiliate-operated joint venture entities.

POLICY ADMINISTRATION

The administration of this Policy is the responsibility of the Chief Legal Officer and Corporate Secretary.

POLICY REVIEW

This Policy shall be reviewed at least once every five years, or more frequently as stipulated by the approver, or when a significant change occurs, including any change in law that impacts the content or substance of this Policy.

POLICY EXCEPTIONS

The MPC President and Chief Executive Officer in consultation with the Chief Legal Officer and Corporate Secretary may grant exceptions to this Policy. The Chair of the Corporate Governance and Nominating Committee of the MPC Board of Directors may grant exceptions to this Policy involving the MPC President and Chief Executive Officer or the Chief Legal Officer and Corporate Secretary.

REFERENCES

Policy #2001, Code of Business Conduct
Policy #12002, Internal and External Release of Proprietary Information

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EXHIBIT A
10b5-1 TRADING PLANS

The following guidelines are applicable to 10b5-1 Trading Plans subject to this Policy.

Form of Plan:

1.The person entering into a 10b5-1 Trading Plan must affirm his or her intent for the 10b5-1 Trading Plan to comply with Rule 10b5-1.

2.The counter-party to any 10b5-1 Trading Plan must be a nationally recognized brokerage firm with established internal procedures for 10b5-1 Trading Plans designed to protect the person and the broker from liability under applicable securities laws.

3.No person may have more than one 10b5-1 Trading Plan in effect at one time except as permitted under applicable law. Further, subject to certain exceptions, a 10b5-1 Trading Plan designed to effect the open-market purchase or sale of the total amount of MPC securities subject to such plan as a single transaction would be limited to one single-trade 10b5-1 Trading Plan per twelve-month period.

Material Nonpublic Information and Good Faith:

4.The person entering into a 10b5-1 Trading Plan must not be in possession of any Material Nonpublic Information regarding the company or MPC securities at the time of entering into the 10b5-1 Trading Plan.

5.The person entering into a 10b5-1 Trading Plan must enter into the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act.

6.A 10b5-1 Trading Plan entered into by a Director or Executive Officer must include a certification by such person that (a) he or she is not aware of any Material Nonpublic Information about the company or MPC securities at the time of entering into the plan and (b) he or she is adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act or Rule 10b-5 promulgated under the Exchange Act.

7.Once a person enters into a 10b5-1 Trading Plan, the person must act in good faith with respect to the plan.

Timing:

8.A 10b5-1 Trading Plan may only be entered into, modified or terminated during a Preclearance Period. The person entering into or modifying a 10b5-1 Trading Plan must include a cooling-off

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period between the date of entering into or modifying a plan and the first trade executed thereunder. Such cooling-off periods must, at a minimum, meet the requirements of Rule 10b5-1 as follows:
a.A 10b5-1 Trading Plan entered into or modified by a Director or Executive Officer must include a cooling-off period of at least the later of: (i) 90 days after the adoption of the 10b5-1 Trading Plan; and (ii) two business days following the disclosure of the company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified; provided, however, such cooling-off period need not exceed 120 days.

b.A 10b5-1 Trading Plan entered into or modified by any other individual subject to this Policy must include a cooling-off period of at least 30 days.

Company Oversight and Disclosure:

9.A 10b5-1 Trading Plan entered into, modified or terminated by a Director or Officer must be submitted to and approved by the Chief Legal Officer and Corporate Secretary or his or her designee before such plan, modification or termination becomes effective. A 10b5-1 Trading Plan entered into, modified or terminated by the Chief Legal Officer and Corporate Secretary must be submitted to and approved by the MPC Chief Human Resources Officer and the designee of the Chief Legal Officer and Corporate Secretary before such plan, modification or termination becomes effective.

10.A 10b5-1 Trading Plan shall be terminated or suspended during its term if the MPC Board of Directors or any Committee of the MPC Board of Directors, or the MPC President and Chief Executive Officer, determines such termination to be in the best interests of the company and so notifies the person who has entered into the 10b5-1 Trading Plan.

11.The person entering into, or trading pursuant to, a 10b5-1 Trading Plan must cooperate with the company’s decisions regarding public disclosure of such 10b5-1 Trading Plan, including disclosure in accordance with requirements imposed by the SEC.